EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

JANUARY 21, 2011

AMES NATIONAL CORPORATION
ANNOUNCES
2010 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2010 Results:

For the quarter ended December 31, 2010, net income for Ames National Corporation (the Company) totaled $3,019,000, or $0.32 per share, compared to $1,582,000, or $0.17 per share, for the same period in 2009.  Net income increased primarily due to lower other real estate owned costs and provision for loan losses which declined $1,964,000 and $271,000, respectively, offset in part by a decrease in securities gains of $371,000.  The decline in other real estate owned costs was due to impairment charges in 2009, with no impairment charges in 2010.

For the quarter ended December 31, 2010, net interest income increased $73,000, or 1.0%, compared to the same period in 2009.  The Company’s net interest margin was 3.61% for the quarter ended December 31, 2010 compared to 3.73% for the quarter ended December 31, 2009.  The decrease in the net interest margin was due to decreases in the interest rates on loans and investments, offset in part by decreases in the interest rates on deposits.  Also the net margin decreased as the mix of investments to total asset changed.

The provision for loan losses was $95,000 for the fourth quarter of 2010 compared to $367,000 for the same period in 2009.  Net charge-offs for the quarter ended December 31, 2010 were $146,000 compared to $16,000 for the same period in 2009.

Non-interest income for the fourth quarter of 2010 totaled $1,524,000 as compared to $1,819,000 for the same period in 2009.   The lower non-interest income primarily relates to decreased securities gains.

Non-interest expense for the fourth quarter of 2010 totaled $4,647,000 compared to $6,850,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs.  The efficiency ratio for the fourth quarter of 2010 was 52.90%, compared to 76.06% for the same period in 2009.

Twelve Months 2010 Results:

For the year ended December 31, 2010, net income for the Company totaled $12,966,000, or $1.37 per share, compared to $9,006,000, or $0.95 per share, for the same period in 2009.  Net income increased primarily due to lower other real estate owned costs, interest expense, provision for loan losses and FDIC insurance assessments, offset in part by a decrease in interest income.  For the year ended December 31, 2010, other real estate owned costs, interest expense, provision for loan losses and FDIC insurance assessments declined $4,004,000, $2,451,000, $895,000 and $555,000, respectively.  The decline in other real estate owned costs was due to impairment charges in 2009, with no significant impairment charges in 2010.  The reduction in the FDIC insurance assessment was due primarily to lower FDIC assessment rates in 2010 and a one-time assessment in 2009.

For the year ended December 31, 2010, net interest income increased $854,000, or 3.0%, compared to the same period in 2009.  This increase is primarily due to increases in average investment securities balances and lower interest rates on deposit balances, offset in part by lower interest rates on investment securities.  The Company’s net interest margin was 3.74% for the year ended December 31, 2010 compared to 3.78% for the same period in 2009.

The provision for loan losses was $664,000 for the year ended December 31, 2010 compared to $1,558,000 for the same period in 2009.  Net charge-offs for the year ended December 31, 2010 were $795,000 compared to $686,000 for the same period in 2009.

Non-interest income for the year ended December 31, 2010 totaled $6,936,000 as compared to $6,924,000 for the same period in 2009.  The increase in non-interest income related to higher trust department income, offset in part by decreases in service fees, security gains and gain on sale of loans held for sale.

Non-interest expense for the year ended December 31, 2010 totaled $18,321,000 compared to $22,732,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs and FDIC insurance assessments.  The efficiency ratio for the year ended December 31, 2010 was 50.26%, compared to 63.87% for the same period in 2009.

Balance Sheet Review:

As of December 31, 2010, total assets were $962,975,000, a $47,405,000 increase compared to December 31, 2009.  Securities available for sale grew significantly funded primarily by a growth in deposits and securities sold under agreements to repurchase and a reduction of interest bearing deposits in financial institutions.

Securities available-for-sale as of December 31, 2010 increased to $469,908,000, compared to $418,655,000 as of December 31, 2009, mainly as a result of increases in U.S. government mortgage backed securities and state and political subdivisions bonds, offset in part by a decline in U.S. Government agencies.

Net loans as of December 31, 2010 increased to $418,094,000 compared to $415,434,000 as of December 31, 2009, or 0.6%, in spite of a continued weakness in loan demand.  The allowance for loan losses on December 31, 2010, totaled $7,521,000, or 1.76% of gross loans, compared to $7,652,000 or 1.81% of gross loans as of December 31, 2009.  Impaired loans as of December 31, 2010, were $5,987,000, or 1.4% of gross loans, compared to $9,188,000, or 2.2% of gross loans as of December 31, 2009.

Other real estate owned was $10,539,000 as of December 31, 2010 compared to $10,480,000 as of December 31, 2009, with limited changes due to transfers from loans receivable or sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $743,862,000 on December 31, 2010, a 3.0% increase from the $722,164,000 recorded at December 31, 2009.  The increase in deposits was primarily due to an increase in public funds.  Also the mix of deposits has changed, as depositors have moved deposits to demand, NOW and money market accounts from time deposit accounts.

The Company’s stockholders’ equity represented 12.6 % of total assets as of December 31, 2010 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity totaled $121,363,000 as of December 31, 2010, and $112,340,000 as of December 31, 2009.

Shareholder Information:

Return on average assets was 1.27% for the quarter ended December 31, 2010, compared to 0.70% for the same period in 2009.  Return on average equity was 9.77% for the quarter ended December 31, 2010, compared to the 5.60% for the same period in 2009.   Return on average assets was 1.40% for the year ended December 31, 2010, compared to 1.02% for the same period in 2009.  Return on average equity was 10.91% for the year ended December 31, 2010, compared to the 8.31% for the same period in 2009.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $21.67 on December 31, 2010.   During the fourth quarter of 2010, the price ranged from $19.00 to $22.10.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
December 31, 2010 and 2009

ASSETS	2010	2009

Cash and due from banks	$15,478,133	$18,796,664
Federal funds sold	3,000,000	-
Interest bearing deposits in financial institutions	19,229,814	24,776,088
Securities available-for-sale	469,907,901	418,655,018
Loans receivable, net	418,093,571	415,434,236
Loans held for sale	1,993,108	1,023,200
Bank premises and equipment, net	11,538,588	11,909,404
Accrued income receivable	6,098,535	5,710,226
Deferred income taxes	3,305,983	3,867,523
Other real estate owned	10,538,883	10,480,449
Other assets	3,790,329	4,916,991

Total assets	$962,974,845	$915,569,799

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$105,513,143	$99,918,848
NOW accounts	201,230,880	197,393,459
Savings and money market	199,017,213	184,631,343
Time, $100,000 and over	94,858,053	87,054,194
Other time	143,242,355	153,166,105
Total deposits	743,861,644	722,163,949

Federal funds purchased and securities sold under agreements to repurchase	54,858,701	40,489,505
Short-term borrowings	2,047,175	138,874
FHLB advances and other long-term borrowings	36,745,497	36,500,000
Dividend payable	1,037,621	943,292
Accrued expenses and other liabilities	3,061,183	2,994,291
Total liabilities	841,611,821	803,229,911

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 issued and outstanding	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	76,519,493	67,703,701
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	3,326,479	3,119,135
Total stockholders' equity	121,363,024	112,339,888

Total liabilities and stockholders' equity	$962,974,845	$915,569,799

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest and dividend income:
Loans	$5,843,340	$6,116,080	$24,061,277	$25,212,884
Securities
Taxable	1,629,293	1,819,745	6,964,979	7,966,594
Tax-exempt	1,503,059	1,333,000	5,778,722	5,213,031
Interest bearing deposits and federal funds sold	120,905	155,826	488,980	498,798

Total interest and dividend income	9,096,597	9,424,651	37,293,958	38,891,307

Interest expense:
Deposits	1,417,776	1,837,569	6,096,504	8,428,163
Other borrowed funds	418,378	399,600	1,678,587	1,798,149

Total interest expense	1,836,154	2,237,169	7,775,091	10,226,312

Net interest income	7,260,443	7,187,482	29,518,867	28,664,995

Provision for loan losses	95,387	366,812	663,798	1,558,307

Net interest income after provision for loan losses	7,165,056	6,820,670	28,855,069	27,106,688

Non-interest income:
Trust department income	429,613	357,231	1,948,519	1,541,831
Service fees	381,057	457,723	1,626,352	1,814,925
Securities gains, net	4,153	375,009	973,012	1,157,347
Gain on sale of loans held for sale	361,938	243,344	942,826	1,008,566
Merchant and ATM fees	171,142	142,382	724,725	621,316
Other	175,689	243,547	720,404	780,275

Total non-interest income	1,523,592	1,819,236	6,935,838	6,924,260

Non-interest expense:
Salaries and employee benefits	2,830,710	3,011,997	10,826,307	10,757,475
Data processing	428,178	480,625	1,857,259	1,892,123
Occupancy expenses	371,707	354,008	1,488,100	1,436,485
FDIC insurance assessments	259,725	292,522	1,120,058	1,675,401
Other real estate owned	40,736	2,004,310	194,645	4,198,315
Other operating expenses	716,134	706,925	2,834,212	2,772,556

Total non-interest expense	4,647,190	6,850,387	18,320,581	22,732,355

Income before income taxes	4,041,458	1,789,519	17,470,326	11,298,593

Income tax expense	1,022,101	207,345	4,504,052	2,292,807

Net income	$3,019,357	$1,582,174	$12,966,274	$9,005,786

Basic and diluted earnings per share	$0.32	$0.17	$1.37	$0.95

Declared dividends per share	$0.11	$0.10	$0.44	$0.40